Exhibit 99.1

New Mid-Market Publicly Traded Aerospace & Defense Company: AIRO Group

Holdings, Inc. (AIRO) Enters Agreement and Plan of Merger with Kernel Group Holdings

(NASDAQ: KRNLU) to List on NASDAQ

March 6, 2023 | Source: Kernel Group Holdings

●	AIRO is a multi-faceted air mobility, autonomy & aerospace platform with differentiated technologies and capabilities that dynamically address high growth market trends across the entire aviation & aerospace ecosystem.

●	AIRO has aligned its business into four divisions that complete its aerospace and defense offering: Advanced Avionics, Electric Air Mobility, Uncrewed Air Systems, and Training.

●	With well-known brands such as Aspen Avionics and Jaunt Air Mobility, AIRO is leveraging its core business successes to launch its global portfolio.

●	$43 million estimated revenue in 2023 and $2.9 billion estimated revenue by year 7

●	$1.0T total addressable market and 1,225 annual eVTOL production by 2030

●	Pro forma equity value of the combined company is expected to be approximately $847 million, assuming no redemptions of current Kernel public stockholders, with the proposed business combination expected to be completed in Q3 2023.

●	Prior to entering into the Merger Agreement, Kernel Group Holdings signed an Agreement for an up to 7.7 million share backstop with Meteora Special Opportunity Fund I, LP, Meteora Select Trading Opportunities Master, LP, and Meteora Capital Partners, LP (collectively, “Meteora”). Entities and funds managed by Meteora own equity interests in the sponsor.

●	The combined company will be renamed “AIRO Group, Inc” and its common stock and warrants are expected to be listed on Nasdaq, under the symbols “AIRO” and “AIROW,” respectively, upon closing of the transaction.

New York, NY, March 6, 2023 (GLOBE NEWSWIRE) — Kernel Group Holdings (NASDAQ: KRNLU) (“Kernel”), a special purpose acquisition company (SPAC) formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, or similar business combination with one or more businesses, announced today that it has entered into a definitive business combination agreement (the “Merger Agreement”) with AIRO Group Holdings, Inc. (“AIRO”), a multi-faceted air mobility, autonomy & aerospace platform with differentiated technologies and capabilities that dynamically address high growth market trends across the entire aviation & aerospace ecosystem. The Merger Agreement provides AIRO with a path to becoming a publicly listed company through a new Delaware holding company, AIRO Group, Inc. (“PubCo”) that will acquire both Kernel and AIRO.

Upon closing of the merger transaction (the “Transaction”), AIRO and Kernel will be wholly-owned subsidiaries of PubCo. PubCo common stock and warrants are expected to be listed on Nasdaq, under the symbols “AIRO” and “AIROW,” respectively.

AIRO’s Executive Chairman and co-founder is Dr. Chirinjeev Kathuria M.D., M.B.A. an entrepreneur, investor, physician, philanthropist, and graduate of Brown University’s School of Medicine, and Stanford University’s Graduate School of Business. Dr. Kathuria has founded and served as Chairman on several publicly traded companies, most recently co-founding Ocean Biomedical which is pursuing programs in oncology, fibrosis, and infectious diseases and listed on NASDAQ in February of 2023. Additionally, Dr. Kathuria was the Founding Director of MirCorp, the first commercial company to privately launch and fund manned space programs

AIRO’s Chief Executive Officer and co-founder is Captain Joe Burns, a thirty-five year veteran of aviation, technology, and communications industries, and has a B.S. and M.B.A. from Miami University. He served as Managing Director of Flight Standards, Managing Director of Technology and Flight Test, and FAA Certificate Director of Operations at United Airlines. Mr. Burns is currently on the U.S. Executive Committee Advisory Board for Position, Navigation, and Timing, a NASA Special Government Employee, and has served in chairmanship roles in multiple national advisory boards

AIRO’s President and Chief Operating Officer, John Uczekaj, has over 40 years of experience in the aerospace industry. While at Honeywell, John was executive vice president and general manager of a $2B revenue Aerospace Electronics Systems division. He led Aspen Avionics from a pre-revenue startup to a successful avionics company that merged with AIRO. Mr. Uczekaj was inducted into the Living Legends of Aviation in 2013. Mr. Uczekaj holds a Bachelor of Science in Electrical and Computer Engineering from Oregon State University and an MBA from City University, Seattle, Washington.

AIRO is positioned to create a new middle market aerospace and defense sector company operating in four key divisions:

●	Advanced Avionics: Highly critical electronic systems used in aircraft. Areas of application include: communications, navigation, monitoring, flight-control system, AI, collision-avoidance systems, radar, and electro-optics

●	Electric Air Mobility: Urban transport systems that move passengers or cargo by air in urban/suburban areas. eVTOL (electric vertical take off & landing) aircraft are expected to be used for fixed route flights, on-demand trips, and military operations

●	Uncrewed Air System: UAS platforms and services used for civilian/commercial and military applications. Areas of application include: reconnaissance, attack, surveillance, inspection, weather analysis, and healthcare

●	Training: Professional and military aviation training for clients within wider A&D sector. Areas of application include: customer specific solutions, close air support, aircraft leasing, ab initio pilot training, and training or aviation consulting services

AIRO’s four divisions focus on critical elements of the future aerospace and defense market construct that will bring autonomy, artificial intelligence (AI), and advanced operations to mainstream commercial and military marketplaces

AIRO’s Advanced Avionics Division, with its brand Aspen Avionics, has built a strong presence in general and business aviation through its focus on world-class capabilities and a service organization that puts both the current and future needs of its customers first. Building on this experience of certified avionics across numerous platforms, the Advanced Avionics division will lead the industry into the safe, efficient and integrated world of autonomous aviation, and will work cohesively with AIRO’s other three divisions to accelerate certification of Electric Air Mobility solutions for decades to come.

AIRO’s Electric Air Mobility Division is leading with its Jaunt Journey aircraft and is working with Transport Canada towards certification under Chapter 529: Transport Category Rotorcraft. With nearly 300 flight hours and well over 1,000 takeoffs and landings, Jaunt Journey’s Slowed Rotor Compound technology is the safest and quietest eVTOL in certification.

AIRO’s Uncrewed Air Systems Division is leading the global military and civilian drone markets with advanced AI capabilities, autonomous operations, and BVLOS special mission use. With a dual focus on military and civilian applications, AIRO is growing its diversified business through advancements in defensive posture operations, such as its current work in Ukraine, specialized sensor payloads and close-quarter/GPS denied environment work with numerous commercial clients.

AIRO’s Training Division is building on its decades of military and civilian specialized training operations, from ab-initio pilot instruction to adversary air and close air support missions. The Training division will support filling the enormous gaps in civil pilot availability and at the same time, bring a curriculum that bridges the divide between uncrewed, minimally crewed, and crewed aviation.

AIRO’s Executive Chairman, Dr. Chirinjeev Kathuria remarks, “The attractiveness of AIRO is based on four key factors; 1) the strength of the brands and existing orders and contracts, 2) a diversified yet synergistic portfolio that is already proving its robustness with AIRO’s support of drone technologies in Ukraine, 3) a training division that is participating in the $6.40 billion U.S. D.O.D. contract program to provide Close Air Support, Intelligence, Reconnaissance, Surveillance and Adversary Air training, which will drive significant revenue and profit growth, and 4) a management team with significant experience and global successes that span an evolving defense and aerospace marketplace that’s changed significantly over the last four decades.”

“Operators are looking for a pedigree of certification and safety as well as robust, dynamic capabilities, efficiencies, and quiet operations,” says AIRO CEO, Joe Burns. “AIRO is proud to have received numerous pre-order commitments as well as multiple US DoD contracts aimed at optimizing eVTOL speed and minimizing acoustic signatures for quiet operations. Aircraft certification is driven out of AIRO’s Electric Mobility Office in Montreal, and the certification will be validated through the Federal Aviation Administration (FAA) and European Aviation Safety Authority (EASA) shortly thereafter.”

Suren Ajjarapu, Chairman and CEO of Kernel states “AIRO leverages decades of industry expertise across the drone services, aviation, and avionics markets to offer a sector-leading enterprise providing innovative aerospace, urban air mobility, and UAS products and services. We think that the combination will result in positive valuations and long term growth, as we build the leading mid-market publicly traded aerospace and defense company.”

Leadership Team

Following the closing of the proposed transaction, Dr. Chirinjeev Kathuria will serve as the Chairman of the Board of Directors. The Board will consist of nine members including Joe Burns, John Uczekaj, Suren Ajjarapu, and Michael Peterson (current member of the Kernel Board of Directors.)

Transaction Overview

The proposed Transaction was unanimously approved by the boards of directors of all parties, at an expected combined pro forma enterprise value of approximately $847 million, assuming no redemptions of current Kernel public stockholders. Prior to entering into the Merger Agreement, Kernel signed an agreement for an up to 7.7 million share backstop with Meteora. At the closing of the transaction, Kernel security holders will receive equivalent securities in PubCo in exchange for their Kernel securities, and both Kernel and AIRO will become wholly-owned subsidiaries of PubCo. Additionally, the proposed Transaction includes a contingent earnout payable to the AIRO stockholders and the sponsor. The proposed Transaction is expected to be completed in Q3 2023, subject to, among other things, the approval by Kernel stockholders, governmental, regulatory and third party approvals, satisfaction of minimum closing net tangible asset and cash requirements and the satisfaction or waiver of other customary closing conditions.

Advisors

Citibank and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC are serving as lead capital markets advisors to Kernel. Nelson Mullins Riley & Scarborough LLP is serving as legal counsel to Kernel and PubCo. and Malone Bailey, LLP is serving as auditors to Kernel. Dykema Gossett PLLC is serving as legal counsel to AIRO and BPM LLP is serving as auditors to AIRO.

About Kernel (KRNLU)

Kernel Group Holdings (NASDAQ:KRNLU) is a special purpose acquisition company formed for the purpose of effecting a merger, stock purchase or similar business combination with a business in the Commerce Enablement, Logistics Technologies, Marketplaces and Services space. The team is composed of seasoned executives with a unique combination of experiences in wholesale and retail, logistics, distribution, technology development and transformation.

To learn more, visit: www.kernelspac.com

About AIRO

AIRO is a privately-held mid-market aerospace and defense company with offices in the US, Canada and the EU, providing innovative, industry-leading products and services via its four synergistic divisions: Advanced Avionics, Electric Air Mobility, Commercial Drones, and Training.

To learn more, visit: www.theairogroup.com

Additional Information and Where to Find It

In connection with the Merger Agreement and the proposed Transaction, PubCo intends to file with the U.S. Securities and Exchange Commission (the “SEC”) a 14ARegistration Statement on Form S-4, which will include a document that serves as a proxy statement of Kernel, referred to as a proxy statement/prospectus relating to the proposed Transaction. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that Kernel or PubCo has filed or may file with the SEC in connection with the proposed Transaction. Kernel’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement and the amendments thereto, the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed Transaction, as these materials will contain important information about PubCo, Kernel, AIRO, the Merger Agreement, and the proposed Transaction. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed Transaction will be mailed to stockholders of Kernel as of a record date to be established for voting on the proposed Transaction. Before making any voting or investment decision, investors and stockholders of Kernel are urged to carefully read the entire proxy statement, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed Transaction. Kernel investors and stockholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: Kernel Healthcare Acquisition Corp., 515 Madison Avenue, Suite 8078, New York, NY 10022, Attention: Mr. Suren Ajjarapu.

Participants in the Solicitation

Kernel, AIRO, PubCo and their respective directors, executive officers, other members of management and employees may be deemed participants in the solicitation of proxies from Kernel’s stockholders with respect to the proposed Transaction. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed Transaction of Kernel’s directors and officers in Kernel’s filings with the SEC, including, when filed with the SEC, the preliminary proxy statement/prospectus and the amendments thereto, the definitive proxy statement/prospectus, and other documents filed with the SEC. Such information with respect to AIRO’s directors and executive officers will also be included in the proxy statement/prospectus.

No Offer or Solicitation

This press release is not a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Transaction and will not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release contains certain statements that are not historical facts and are forward-looking statements within the meaning of the federal securities laws with respect to the proposed Transaction between PubCo, Kernel and AIRO, including without limitation statements regarding the anticipated benefits of the proposed Transaction, the anticipated timing of the proposed Transaction, the implied enterprise value, future financial condition and performance of AIRO and the combined company after the closing and expected financial impacts of the proposed Transaction, the satisfaction of closing conditions to the proposed Transaction, the level of redemptions of Kernl’s public stockholders and the products and markets and expected future performance and market opportunities of AIRO. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “think,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “seeks,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the proposed Transaction may not be completed in a timely manner or at all, which may adversely affect the price of Kernl’s securities; (ii) the risk that the proposed Transaction may not be completed by Kernl’s business combination deadline; (iii) the failure to satisfy the conditions to the consummation of the proposed Transaction, including the approval of the Merger Agreement by the stockholders of Kernel, the satisfaction of the minimum net tangible assets and minimum cash at closing requirements and the receipt of certain governmental, regulatory and third party approvals; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (v) the failure to achieve the minimum amount of cash available following any redemptions by Kernl’s stockholders; (vi) redemptions exceeding anticipated levels or the failure to meet The Nasdaq Capital Market’s initial listing standards in connection with the consummation of the proposed Transaction; (vii) the effect of the announcement or pendency of the proposed Transaction on AIRO’s business relationships, operating results, and business generally; (viii) risks that the proposed Transaction disrupts current plans and operations of AIRO; (ix) the outcome of any legal proceedings that may be instituted against AIRO or against Kernl related to the Merger Agreement or the proposed Transaction; (x) changes in the markets in which AIRO’s competes, including with respect to its competitive landscape, technology evolution, or regulatory changes; (xi) changes in domestic and global general economic conditions; (xii) risk that AIRO may not be able to execute its growth strategies; (xiii) risks related to the ongoing COVID-19 pandemic and response, including supply chain disruptions; (xiv) risk that AIRO may not be able to develop and maintain effective internal controls; (xv) costs related to the proposed Transaction and the failure to realize anticipated benefits of the proposed Transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions; (xvi) the ability to recognize the anticipated benefits of the proposed Transaction and to achieve its commercialization and development plans, and identify and realize additional opportunities, which may be affected by, among other things, competition, the ability of AIRO to grow and manage growth economically and hire and retain key employees; (xvii) the risk that AIRO may fail to keep pace with rapid technological developments to provide new and innovative products and services or make substantial investments in unsuccessful new products and services; (xviii) the ability to develop, license or acquire new therapeutics; (xix) the risk that AIRO will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (xx) the risk that AIRO, post-combination, experiences difficulties in managing its growth and expanding operations; (xxi) the risk of product liability or regulatory lawsuits or proceedings relating to AIRO’s business; (xxii) the risk of cyber security or foreign exchange losses; (xxiii) the risk that AIRO is unable to secure or protect its intellectual property; and (xxiv) those factors discussed in PubCo’s filings with the SEC and that that will be contained in the proxy statement/prospectus relating to the proposed Transaction .

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that will be described in the “Risk Factors” section of the preliminary proxy statement/prospectus and the amendments thereto, the definitive proxy statement, and other documents to be filed by PubCo from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and while PubCo, AIRO and Kernel may elect to update these forward-looking statements at some point in the future, they assume no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Neither PubCo, AIRO nor Kernel gives any assurance that PubCo, AIRO or Kernel, or the combined company, will achieve its expectations. These forward-looking statements should not be relied upon as representing PubCo’s, Kernel’s or AIRO’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

# # #

INVESTOR CONTACT:

Media Relations:

Dan Johnson, dan.johnson@theairogroup.com

Perri Coyne, perri.coyne@aspenavionics.com

Nancy Richardson, nmrichardson@jauntairmobility.com